Valkyrie ETF Trust II 485BPOS

Exhibit 99.(e)(2)

EXHIBIT A

FUNDS

Name of Series

Valkyrie Bitcoin Strategy ETF

Valkyrie Balance Sheet Opportunities ETF

Valkyrie Bitcoin Miners ETF

Exhibit (e)(2) - Amended Schedule A Distribution Agreement (WGMI)